Exhibit 99.1

July 12, 2004

Company Press Release

SOURCE:	California Steel Industries, Inc.
Contact:	Kyle Schulty
Manager, Communications
909-350-6024

California Steel Industries Reports Second Quarter 2004 Results

Fontana, CA.— California Steel Industries, Inc. (“CSI”) today reported net income of $26.3 million for the quarter ended June 30, 2004, on sales of $288.5 million and shipments of 529,961 tons. EBITDA for the quarter totaled $53.8 million.

Year-to-date sales are $521.6 million, on shipments of 1,096,591 tons, for year-to-date net income of $28.1 million. Shipments are 23 percent higher than the same period in 2003, with sales running 37% higher than last year.

Average sales prices were up 32 percent when compared to first quarter 2004, and up 34 percent compared to second quarter 2003. Sales volumes were as follows (net tons):

	2Q04	2Q03
Hot Rolled	235,858	196,485
Cold Rolled	62,019	44,892
Galvanized	181,569	166,845
ERW Pipe	50,515	39,173

Total	529,961	447,395

“We are extremely pleased with Second Quarter 2004,” said Masakazu Kurushima, President and CEO. “Our employees have worked hard to meet our customers’ strong demand for our products, while continuing our long-standing practice of cost management and operating efficiency, and it is shown in these results,” he continued.

Vicente Wright, Chairman of the Board and former President, expressed his satisfaction with the Company’s results. “I previously noted that first quarter 2004 was a solid stepping stone to start the year. And now, following the second quarter results, the Company is well prepared to continue working towards a successful year.”

Liquidity continues to remain strong, as the balance under the Company’s Revolving Credit Agreement remains at zero as of June 30, 2004, with availability of more than $108 million and a cash balance of $36.1 million.

Results (in thousands) are as follows:

	Three Months Ended		Six Months Ended
	6/30/04	6/30/03	6/30/04	6/30/03
Billed net tons	529,961	447,395	1,096,591	889,622
Net sales revenue	$288,495	$181,574	$521,559	$380,403
Cost of sales	$235,841	$173,781	$448,499	$352,351
SG&A	$6,595	$5,231	$12,933	$13,363
Operating income	$46,059	$2,567	$60,130	$14,694
Interest expense, net	$2,509	$3,451	$5,812	$7,014
Income before tax	$44,613	$(170)	$47,700	$8,726
Net income	$26,302	$20	$28,121	$5,384
Depreciation	$6,705	$7,496	$13,373	$14,374
Cash Flow Information:
Cash flows provided by (used in):
Operating Activities	$24,616	$35,370	$12,358	$33,250
Investing Activities	$(5,958)	$(4,569)	$(7,162)	$(10,341)
Financing Activities	$(18,619)	$(28,000)	$(11,745)	$(19,000)

EBITDA	$53,827	$10,777	$69,040	$30,114

Certain prior-year amounts have been reclassified to conform to the current-year presentation.

A reconciliation between cash flows from operations and EBITDA will be included in the Company’s Current Report on Form 8-K, together with this press release.

Company Information and Forward Looking Statements

California Steel Industries is the leading producer of flat rolled steel products in the western United States (the 11 states located west of the Rocky Mountains) based on tonnage billed, with a broad range of products, including hot rolled, cold rolled, electric resistant weld pipe and galvanized coil and sheet. Located in Fontana, California, CSI has about 1,000 employees. For more information, please see our website at www.californiasteel.com.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Actual outcomes and results may differ materially from what is expressed herein. In evaluating any forward-looking statements, please carefully consider factors that could cause actual results to differ materially from the expectations of the company or its management. For a more detailed discussion of these factors, please see the company’s most recent filings with the Securities and Exchange Commission. In particular, we direct your attention to our most recent Form 10-K, in particular Item 1 with respect to the general discussion of factors affecting our business, Item 7 with respect to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 7A with respect to “Quantitative and Qualitative Disclosures about Market Risk”. The company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

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